Advisers Investment Trust (“Client”)

On behalf of the funds advised by Independent Franchise Partners, LLP

325 John H. McConnell Boulevard, Suite 150

Columbus, Ohio 43215

Re: Consent to Assignment of Services Agreement dated June 11, 2013 (“Services Agreement”)

To Whom It May Concern:

Client and Beacon Hill Fund Services, Inc. (“BHFS”) entered into a Services Agreement as defined above, pursuant to which BHFS provides certain services.

In accordance with an Acquisition Agreement by and among Diamond Hill Investment Group, Inc. (“DHIG”), BHFS (together with DHIG, the “Sellers”), Foreside Financial Group, LLC (“FFG”) and Foreside Distributors, LLC (“FD” and together with FFG, the “Buyers”), dated as of June 15, 2016, Sellers have agreed to sell substantially all of the assets of BHFS to Buyers (the “Transaction”). In accordance with the Acquisition Agreement, the Services Agreement will be assigned to Buyers or one of their affiliates, effective as of the closing date of the Transaction. Pursuant to Section 12 of the Services Agreement, BHFS and Buyers hereby request that Client consent to the assignment of the Services Agreement from BHFS to Foreside Financial Group or one of its affiliates, a subsidiary of the Buyers, effective as of the date indicated below, by reflecting its duly authorized signature below. We do not anticipate that this assignment will have any effect on the services provided to Client pursuant to the Agreement.

Please execute this Consent and return it to us within ten (10) days of receipt. If you have any questions, please do not hesitate to contact the undersigned. Thank you.

EFFECTIVE: July 31, 2016	Sincerely,

Beacon Hill Fund Services

/s/ Steve Mintos

Agreed and consented to by:

Client

By: /s/ Dina Tantra
Name: Dina Tantra
Title: President